                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   FORM 12b-25

                          -----------------------------

                           NOTIFICATION OF LATE FILING

                            SEC FILE NUMBER 333-51628

                                  [ ] Form 10-K and Form 10-KSB

                                  [ ] Form 11-K

                                  [ ] Form 20-F

                              [X] Form 10-Q and Form 10-QSB

                                  [ ] Form N-SAR

                       For Period Ended: September 30, 2005

                       [ ] Transition Report on Form 10-K

                       [ ] Transition Report on Form 10-Q

                       [ ] Transition Report on Form 20-F

                       [ ] Transition Report on Form N-SAR

                       [ ] Transition Report on Form 11-K

                   For the Transition Period Ended: _________

          Nothing in this form shall be construed  to imply that the  Commission has verified any information contained herein.

          If the notification  relates to a portion of the filing checked above,

          identify the item(s) to which the notification relates:

   PART I -- REGISTRANT INFORMATION

   Full Name of Registrant

                           HEALTH SCIENCES GROUP, INC.

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   Former Name if Applicable

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   Address of Principal Executive Office (Street and Number)

                Howard Hughes Center, 6080 Center Drive, 6th Fl.

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   City, State and Zip Code

                              Los Angeles, CA 90045

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   PART II -- RULE 12b-25(b) AND (c)

     If the subject  report could not be filed  without  unreasonable  effort or expense and the registrant  seeks relief  pursuant to Rule  12b-25(b),  the following should be completed. (Check appropriate box.)

     |X|  (a) The reasons  described  in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     |X|  (b) The subject annual report,  semi-annual report,  transition report on Form 10-K, Form 20-F,  Form 11-K,  Form N-SAR, or portion  thereof,

          will be filed on or before the  fifteenth  calendar day  following the prescribed  due date;  or the subject  quarterly  report or transition report on Form 10-QSB,  or portion  thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     |_|  (c) The  accountant's  statement  or other  exhibit  required  by Rule

          12b-25(c) has been attached if applicable.

   PART III -- NARRATIVE

     State below in  reasonable  detail why the Form 10-K,  11-K,  20-F  10-QSB,

     N-SAR,  or the  transition  report or portion  thereof,  could not be filed within the prescribed time period.

          The Form 10-QSB for the quarter ended September 30, 2005 could not be filed within the prescribed period because the Company was unable to complete certain information  critical to filing a timely  and accurate report on the internal  financial  aspects of the Company.  Such  inability could not have been eliminated by the Registrant without unreasonable effort or expense.

   PART IV--OTHER INFORMATION

     (1)  Name and  telephone  number  of person  to  contact  in regard to this notification.

        Fred E. Tannous            (310)                       242-6700

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         (Name)                 (Area Code)               (Telephone Number)

     (2)  Have all other periodic  reports required under Section 13 or 15(d) of the  Securities  Exchange Act of 1934 or Section 30 of the  Investment

          Company Act of 1940 during the preceding 12 months or for such shorter period that the  registrant  was required to file such  report(s) been

          filed? If the answer is no, identify report(s). |X| Yes | | No

     (3)  Is it anticipated that any significant change in results of operations from  the  corresponding  period  for the  last  fiscal  year  will be reflected  by the  earnings  statements  to be included in the subject

          report or portion thereof? | | Yes   |X | No

          If  so,  attach  an  explanation  of  the  anticipated   change,  both

          narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

                           HEALTH SCIENCES GROUP, INC.

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                  (Name of Registrant as Specified in Charter)

   has  caused  this  notification to be signed on its behalf by the undersigned hereunto duly authorized.

           November 14, 2005                      /s/ Fred E. Tannous

   Date -----------------------            By --------------------------

                                                Chief Executive Officer